EXHIBIT 99.1
For Immediate Release
STONEPATH GROUP SIGNS LETTER OF INTENT TO SELL U.S.-BASED
INTERNATIONAL SERVICES UNIT
SEATTLE, July 20, 2006 — Stonepath Group (AMEX:STG), the logistics services organization, announced today that it has signed a letter of intent with ComVest Investment Partners, II, LLC (“ComVest”) and JTM Acquisition Corporation (“JTM,” together with ComVest, “COMVEST-JTM”) for the sale of its Stonepath Logistics International Services, Inc. (“SLIS”) and Stonepath Logistics (Germany) GmbH units, for a proposed all cash price of $18 million. SLIS, which was acquired by Stonepath Group in 2002, is Stonepath’s North American-based logistics business that provides international air and ocean logistics services. Stonepath Group’s offshore subsidiaries, including those in Asia, will remain intact.
Dennis L. Pelino, Chairman of Stonepath Group, said, “Selling SLIS will enable the Company to significantly reduce borrowings and support its efforts to increase shareholder value. This has been a very challenging period for Stonepath and our shareholders and we are doing everything in our power to unleash the value of our assets while maintaining continuity for our customers and employees worldwide.”
Pelino continued, “If this transaction is completed, Stonepath Group intends to sign long-term agency agreements with SLIS, which will continue handling transactions and shipments in the U.S. for our offshore businesses, as it has in the past.”
JTM was formed and is led by Jason Totah, currently Stonepath Group’s Chief Executive Officer. Due to the nature of this offer, additional procedures have been implemented by Stonepath Group, and by Mr. Totah, designed to protect the integrity by which Stonepath Group evaluates or negotiates strategic options with COMVEST-JTM, as well as to preserve Stonepath Group’s ability to appropriately manage the operation of SLIS during this process. As a result of his role in the acquisition of SLIS, Jason Totah will be stepping down as Chief Executive Officer while the transaction is pending. Bob Arovas will assume the role of interim CEO, and Bob Christensen will assume the role of interim CFO.
The sale is contingent upon the successful completion of negotiations between Stonepath and COMVEST-JTM and the satisfaction of customary conditions to closing, including corporate and third-party approvals. The companies expect to close the sale within a 45-day period.
The Board of Directors approved Stonepath Group entering into the letter of intent, which is non-binding with respect to either the buyers or the seller other than with regard to an exclusivity agreement with COMVEST-JTM included therein whereby Stonepath Group has agreed not to negotiate with persons other than COMVEST-JTM or solicit alternatives to the transaction with COMVEST-JTM for a 45-day period.
About ComVest Investment Partners
The ComVest Group is a Leading Private Equity Firm focused on investing in middle-market companies. Since 1988 ComVest has invested more than $2 billion of equity capital in over 200 public and private companies world wide. Through the firm’s extensive financial resources and broad network of industry experts, the firm is able to offer its portfolio companies total financial sponsorship, critical strategic support, and business development assistance. The firm has offices in West Palm Beach, Florida and New York City, New York (http://www.comvest.com).
About Stonepath Group (AMEX:STG)
Stonepath (www.stonepath.com) is a global, third-party logistics organization providing a full range of transportation and distribution solutions to multinational and local businesses including a diverse client mix of retail leaders, automotive and technology concerns, government agencies, and defense contractors.
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events and plans. We have based these forward-looking statements on our current expectations and projections about such future events and plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual events and plans to be materially different from any future events and plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions. Although it is impossible to identify all of the factors that may cause our actual events and plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with any significant business transaction, including the ability to satisfy both parties’ conditions to consummation of such a transaction. Risk factors that are relevant to an analysis of our business generally include, but are not limited to, those factors identified in our Securities and Exchange Commission filings (including our Annual Report on Form 10-K for 2005), other public documents and recent press releases, which can be found on our corporate web site, www.stonepath.com. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.
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